Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Marathon Digital Holdings, Inc. on Form S-8 of our report dated March 4, 2024 with respect to our audits of the consolidated financial statements of Marathon Digital Holdings, Inc. as of December 31, 2023 and 2022 and for the three years in the period ended December 31, 2023 and our report dated February 28, 2024 with respect to our audit of internal control over financial reporting of Marathon Digital Holdings, Inc. as of December 31, 2023 appearing in the Annual Report on Form 10-K of Marathon Digital Holdings, Inc. for the year ended December 31, 2023.

Our report on the consolidated financial statements refers to changes in the method of accounting for digital assets effective January 1, 2023.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

March 4, 2024